Exhibit 99.1

MAY 3, 2006

SAUER-DANFOSS INC. REPORTS RECORD FIRST QUARTER 2006 RESULTS

•	All-Time Record Earnings Driven by Record Sales and Operational Improvements
•	Record First Quarter Cash Flow
•	Strength in New Orders and Backlog Supports Strong 2006
•	Higher Full Year Earnings Expected for 2006

CHICAGO, Illinois, USA, May 3, 2006—Sauer-Danfoss Inc. (NYSE: SHS) today announced its financial results for the first quarter ended March 31, 2006.

FIRST QUARTER REVIEW

All-Time Record Earnings, More Than Double Prior Year Results

Net income for the first quarter 2006 rose 137 percent to $25.6 million, or $0.54 per share, compared to net income of $10.8 million, or $0.23 per share for the first quarter 2005. Operating earnings showed even more improvement in the first quarter 2006 considering the results were negatively impacted by plant restructuring costs of $5.1 million pre-tax, or $0.07 per share. Additional non-operating impacts to first quarter 2006 results include income tax benefits of $4.2 million, or $0.09 per share, related primarily to prior years’ foreign tax credits not able to be previously recognized, and costs of $3.7 million, or $0.05 per share, relating to the implementation of a common business system platform, which are level with the prior year.

David Anderson, President and Chief Executive Officer, stated, “We are extremely pleased with our results, an all-time record for any quarter. These results, even after absorbing restructuring costs, illustrate our ability to drive growth from sales down to the bottom line, and are beginning to reflect the actions we have been taking over the past year to improve our operational performance. We have been able to improve our margins through a number of market pricing and global procurement related initiatives in spite of a year of rising raw material and energy costs. The steps we took to address the excessively high 2005 costs in our Work Function Division related to capacity constraints are also visible in higher margins even though we have a ways to go to fully implement all necessary actions. Finally, our efforts to discontinue

Executive Office: 250 Parkway Drive, Suite 270, Lincolnshire, IL 60069

product lines which are non-core and underperforming financially are also contributing to our record results.”

Anderson continued, “In addition to producing record results, we were able to absorb the costs of further restructuring operations in the U.S. and Europe, as well as the costs associated with the worldwide implementation of a company-wide SAP business system. Both projects are on schedule with an anticipated completion date of mid 2007.”

Record Sales with Strong Growth in all Regions and Segments

Net sales for the first quarter 2006 increased 15 percent to $484.0 million, compared to net sales of $422.6 million for first quarter 2005. Excluding the impact of currency translation rate changes, sales increased 19 percent over the prior year period with gains of 20 percent in the Americas, 19 percent in Europe, and 14 percent in the Asia-Pacific region.

Sales of the Propel segment were particularly strong, growing 23 percent, excluding the impact of currency fluctuations, followed by a 16 percent increase in the Controls segment, while sales of the Work Function segment were up 14 percent compared with the prior year.

Anderson commented, “We experienced very strong sales growth in all geographic regions and business segments, which is all the more impressive given the fact we are comparing to record sales levels for first quarter 2005. Of particular significance is our sales growth of 19 percent in the European region, reflecting a major upswing after a year of single-digit sales growth during 2005.”

Orders and Backlog Support Strong Growth Over Prior Year

Orders received for the first quarter 2006 were $509.5 million, up 10 percent from the same period last year. Excluding currency translation rate changes, orders were up 14 percent.

Total backlog at the end of first quarter 2006 was $532.6 million, an 11 percent increase from the end of first quarter 2005. Excluding currency impact, backlogs were up 13 percent.

Anderson stated, “Our strong orders and backlog reflect not only the continuous strength of the markets we serve, but also increased business from new customer applications and new product introductions which are driving significant gains in market share.”

Record First Quarter Cash Flow

Cash flow from operations for the first quarter 2006 was $30.9 million compared to last year’s level of $5.6 million. Capital expenditures for the first quarter 2006 were $16.9 million, in line with last year’s $18.4 million. The debt to total capital ratio, or leverage ratio, was 39 percent at the end of the first quarter 2006 compared to 43 percent at the end of the first quarter 2005.

OUTLOOK

Increasing Sales and Earnings Expectation for Full Year

Anderson concluded, “We are always guarded as to the early projections for the full year knowing that the first half is always stronger than the second half of the year. However, based on the strong first quarter results and the continued strength we see for the remainder of the year, we are raising our sales and earnings expectations for the full year.”

Revised 2006 Expectations for the Full Year Are:

•	Earnings per share of $1.00 to $1.15 (after deducting restructuring and implementation costs) (previous expectation $0.90 to $1.05)
• Restructuring costs of $0.25 to $0.30 per share (unchanged)
• Implementation costs of company-wide business system of $0.17 to $0.19 per share (unchanged)
•	Sales up 8 to 10 percent (previous expectation 5 to 8 percent)
•	Capital expenditures of 5 - 6 percent of sales (unchanged)

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic and electronic systems and components, for use primarily in applications of mobile equipment. Sauer-Danfoss, with approximately 8,500 employees worldwide and revenue of more than $1.5 billion, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region. The Company’s executive offices are located near Chicago in Lincolnshire, Illinois. More details online at www.sauer-danfoss.com.

This press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements. Words such as “anticipates,” “in the opinion,” “believes,” “intends,” “expects,” “may,” “will,” “should,” “could,” “plans,” “forecasts,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions may be intended to identify forward-looking statements.

Actual future results may differ materially from those described in the forward-looking statements due to a variety of factors, including the fact that the U.S. economy generally, and the construction, road building, and material handling markets specifically, continued to improve in 2005. It is difficult to determine if past experience is a good guide to the future. While the economy in the U.S. has generally been improving, it remains unstable due to the uncertainty surrounding continued job creation, interest rates, crude oil prices, and the U.S. government’s stance on the exchange rate of the dollar. The economic situation in Europe has begun to improve in recent months. Any downturn in the Company’s business segments could adversely affect the Company’s revenues and results of operations. Other factors affecting forward-looking statements include, but are not limited to, the following: specific economic conditions in the agriculture, construction, road building, turf care, material handling and specialty vehicle markets and the impact of such conditions on the Company’s customers in such markets; the cyclical nature of some of the Company’s businesses; the ability of the Company to win new programs and maintain existing programs with its original equipment manufacturer (OEM) customers; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; the continued operation and viability of the Company’s significant customers; the Company’s execution of internal performance plans; difficulties or delays in manufacturing; cost-reduction and productivity efforts; competing technologies and difficulties entering new markets, both domestic and foreign; changes in the Company’s product mix; future levels of indebtedness and capital spending; claims, including, without limitation, warranty claims, field retrofit claims, product liability claims, charges or dispute resolutions; ability of suppliers to provide materials as needed and the Company’s ability to recover any price increases for materials in product pricing; the Company’s ability to attract and retain key technical and other personnel; labor relations; the failure of customers to make timely payment; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; global economic factors, including currency exchange rates; general economic conditions, including interest rates, the rate of inflation, and commercial and consumer confidence; energy prices; governmental laws and regulations affecting operations, including tax obligations; changes in accounting standards; worldwide political stability; the effects of terrorist activities and resulting political or economic instability; natural catastrophes; U.S. military action overseas; and the effect of acquisitions, divestitures, restructurings, product withdrawals, and other unusual events.

The Company cautions the reader that these lists of cautionary statements and risk factors may not be exhaustive. The Company expressly disclaims any obligation or undertaking to release publicly any updates or changes to these forward-looking statements that may be made to reflect any future events or circumstances.

For further information please contact:

Sauer-Danfoss Inc. — Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President and	2800 East 13th Street	Fax:	(515) 239-6443
Chief Accounting Officer	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance Europe	Krokamp 35	Fax:	+49-4321-871-121
	D-24539 Neumünster	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
(Dollars in thousands	March 31,	March 31,
except share and per share data)	2006	2005
Net sales	483,959	422,585
Cost of sales	367,987	323,597
Gross profit	115,972	98,988
Research and development	14,534	15,406
Selling, general and administrative	55,664	57,068
Total operating expenses	70,198	72,474
Income from operations	45,774	26,514
Nonoperating income (expenses):
Interest expense, net	(4,584)	(4,319)
Minority interest	(8,118)	(7,383)
Other, net	(1,161)	1,611
Income before income taxes	31,911	16,423
Income tax (expense) benefit	(6,337)	(5,613)
Net income	25,574	10,810
Net income per share:
Basic net income per common share	0.54	0.23
Diluted net income per common share	0.54	0.23
Weighted average shares outstanding
Basic	47,692	47,451
Diluted	47,796	47,659
Cash dividends per common share	0.14	0.12

BUSINESS SEGMENT INFORMATION

	Three Months Ended
	March 31,	March 31,
(Dollars in thousands)	2006	2005
Net sales
Propel	251,944	209,862
Work Function	124,939	115,732
Controls	107,076	96,991
Total	483,959	422,585
Segment Income (Loss)
Propel	40,250	31,595
Work Function	5,684	4,456
Controls	14,322	7,771
Global Services and Other Expenses, net	(15,643)	(15,697)
Total	44,613	28,125

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,	March 31,
(Dollars in thousands)	2006	2005
Cash flows from operating activities:
Net income	25,574	10,810
Depreciation and amortization	22,001	22,360
Minority interest	8,118	7,383
Net change in receivables, inventories, and payables	(50,426)	(60,109)
Other, net	25,678	25,141
Net cash provided by operating activities	30,945	5,585
Cash flows from investing activities:
Purchases of property, plant and equipment	(16,883)	(18,443)
Proceeds from sales of property, plant and equipment	406	342
Net cash used in investing activities	(16,477)	(18,101)
Cash flows from financing activities:
Net borrowings on notes payable and debt instruments	730	22,979
Cash dividends	(5,700)	(4,744)
Distribution to minority interest partners	(2,028)	(1,948)
Net cash provided by (used in) financing activities	(6,998)	16,287
Effect of exchange rate changes	(4,445)	(2,602)
Net increase in cash and cash equivalents	3,025	1,169
Cash and cash equivalents at beginning of year	14,194	11,273
Cash and cash equivalents at end of period	17,219	12,442

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	Dec. 31,
(Dollars in thousands)	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	17,219	14,194
Accounts receivable, net	300,800	220,752
Inventories	231,767	245,383
Other current assets	33,690	31,891
Total current assets	583,476	512,220
Property, plant and equipment, net	448,274	450,426
Other assets	210,304	208,267
Total assets	1,242,054	1,170,913

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and bank overdrafts	39,410	28,275
Long-term debt due within one year	159,874	168,548
Accounts payable	119,750	107,090
Other accrued liabilities	130,354	107,394
Total current liabilities	449,388	411,307
Long-term debt	136,512	135,452
Long-term pension liability	50,774	49,590
Deferred income taxes	47,085	44,277
Other liabilities	40,468	39,925
Minority interest in net assets of consolidated companies	57,879	51,440
Stockholders’ equity	459,948	438,922
Total liabilities and stockholders’ equity	1,242,054	1,170,913

Number of employees at end of period	8,983	8,614
Debt to total capital ratio (1)	39%	40%

(1) The debt to total capital ratio is calculated by dividing total interest bearing debt by total capital. Total interest bearing debt is the sum of notes payable and bank overdrafts, long-term debt due within one year, and long-term debt. Total capital is the sum of total interest bearing debt, minority interest in net assets of consolidated companies, and stockholders’ equity.